Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of Health Net, Inc. and management's report on the effectiveness of internal control over financial reporting dated February 9, 2006, appearing in the Annual Report on Form 10-K of Health Net, Inc. for the year ended December 31, 2005.


/s/ Deloitte & Touche LLP

Los Angeles, California
February 23, 2006